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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                        PURSUANT TO RULE 13d-2(b) AND (d)

                               (AMENDMENT NO. 1)*

                                 JNI Corporation
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                                (Name of Issuer)

                          Common Stock, $.001 par value
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                         (Title of Class of Securities)

                                    46622G105
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                                 (CUSIP Number)

                                December 31, 2002
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                                   Page 1 of 5

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 46622G105                   13G                      PAGE 2 OF 5 PAGES
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lloyd I. Miller, III                  ###-##-####
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (A) [ ]
                                                                         (B) [ ]
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
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           NUMBER OF              5       SOLE VOTING POWER

            SHARES                        1,394,876
                                  ----------------------------------------------
         BENEFICIALLY             6       SHARED VOTING POWER

           OWNED BY                       764,350
                                  ----------------------------------------------
             EACH                 7       SOLE DISPOSITIVE POWER

           REPORTING                      1,144,926
                                  ----------------------------------------------
            PERSON                8       SHARED DISPOSITIVE POWER

             WITH                         1,014,300
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,159,226
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.1%
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12        TYPE OF REPORTING PERSON

          IN-IA-OO**
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**See Item 4.
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                                                                     Page 3 of 5

Item 1(a).  Name of Issuer:                     JNI Corporation

Item 1(b).  Address of Issuers's Principal      10945 Vista Sorrento Parkway
            Executive Offices:                  San Diego, CA 92130

Item 2(a).  Name of Person Filing:              Lloyd I. Miller, III

Item 2(b).  Address of Principal Business       4550 Gordon Drive, Naples,
            Office or, if None, Residence:      Florida 34102

Item 2(c).  Citizenship:                        U.S.A.

Item 2(d).  Title of Class of Securities:       Common Stock, $0.001 par value

Item 2(e).  CUSIP Number:                       46622G105

Item 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
            (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: The reporting person (i) may be deemed to have shared dispositive power with respect to 1,014,300 shares of the reported securities as (a) an investment advisor to the trustee of certain family trusts, (b) as a trustee to certain grantor retained annuity trusts and (c) as a co-trustee to a certain generation skipping trust; (ii) may be deemed to have shared voting power with respect to 764,350 shares of the reported securities as (a) an investment advisor to the trustee of certain family trusts and (b) as a co-trustee to a certain generation skipping trust; (iii) may be deemed to have sole dispositive power with respect to 1,144,926 of the reported securities (a) as the manager of a limited liability company that is the general partner of a limited partnership, (b) as the custodian to certain accounts set up under the Florida Uniform Gift to Minors Act and (c) as the trustee to certain generation skipping trusts and (iv) may be deemed to have sole voting power with respect to 1,394,876 shares of the reported securities
            (a) as the manager of a limited liability company that is the general partner of a limited partnership, (b) as a trustee to certain grantor retained annuity trusts, (c) as the custodian to certain accounts set up under the Florida Uniform Gift to Minors
            Act and (d) as the trustee to certain generation skipping trusts and as co-trustee to a certain trust.

            (a)   2,159,226

            (b)   8.1%

            (c)   (i) sole voting power:               1,394,876

                  (ii)  shared voting power:           764,350

                  (iii) sole dispositive power:        1,144,926

                  (iv)  shared dispositive power:      1,014,300

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not Applicable.
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                                                                     Page 4 of 5

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Persons other than Lloyd I. Miller, III have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not Applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable.

Item 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable.
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                                                                     Page 5 of 5

Item 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2003                      /s/ Lloyd I. Miller, III
                                              ------------------------
                                                Lloyd I. Miller, III